Exhibit 99.1

[LOGO] RUSSELL
       CORPORATION

For Immediate Release:                       Contact: Thomas Johnson (Financial)
                                                      (678) 742-8181
                                                      Nancy Young (Media)
                                                      (678) 742-8118

                     RUSSELL CORPORATION ADJUSTS OUTLOOK FOR
                     THE THIRD QUARTER AND FULL YEAR RESULTS

ATLANTA, GA (September 9, 2003) - Russell Corporation (NYSE: RML) today revised its earnings expectations for the 2003-third quarter and 2003-fiscal year, primarily citing difficult conditions in the Artwear channel. Previously, the Company had indicated that earnings per share for the 2003-third quarter were expected to be in the range of $.72 to $.85 per share versus $.72 per share reported in the 2002-third quarter. The Company now forecasts earnings for the 2003-third quarter ending October 5, 2003 to be in the range of $.47 to $.53 per share.

"During the 2003-third quarter, pricing in the distributor market of the Artwear channel decreased substantially," said Jack Ward, chairman and chief executive officer. "We believe excess capacity and higher inventory levels in the pipeline are driving a considerable part of the significant price reductions in the channel. Our current projections assume continued highly competitive pricing."

"Our athletic and outdoor business in aggregate continues to perform well in 2003 and we project it will substantially exceed 2002-fiscal year results," said Ward. "Russell Athletic has made excellent progress this year based on strong product innovation, marketing programs and increased levels of consumer advertising, including a marketing partnership with ESPN ABC Sports for sponsorship of the Bowl Championship Series. The Spalding acquisition also continues to exceed expectations."

Previously, the Company had indicated that sales for the 2003-fiscal year were expected to be in the range of $1.25 billion to $1.28 billion and earnings in the range of $1.60 to $1.75 per share. The Company now anticipates sales for the 2003-fiscal year to be in the range of $1.22 billion to $1.25 billion, an increase of 5% to 7% over the previous year of $1.16 billion. Earnings for the 2003-fiscal year are now forecasted to be in the range of $1.25 to $1.35 per share, compared to $1.06 per share in the 2002-fiscal year. The range for fiscal 2003 earnings excludes any special expenses that may be necessary for additional cost reduction activities. Earnings per share for the 2002-fiscal year included an after-tax charge of ($.39) per share associated with the early retirement of debt, an after-tax charge of ($.10) per share due to an increase in the bad debt reserves, and an after-tax gain of $.05 per share from the sale of non-core assets. Excluding these items, earnings in the 2002-fiscal year would have been $1.50 per share.

"While we have significantly lowered our cost structure at Russell, our accomplishments have been offset by pricing pressure in both the Artwear and mass retail channels, coupled with increased raw


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material costs and the economic slowdown," added Ward. "In 2003, we anticipate absorbing over $40 million in price reductions and over $25 million in additional costs for new product features and higher operating expenses, including raw materials, wages, medical, pension, insurance, taxes, utilities, and the added costs of stock compensation expense. We will continue to aggressively reduce costs in all areas of our business and will comment more on our action plan during the quarterly conference call on October 30, 2003."

About Russell Corporation

Russell Corporation is a leading branded athletic, activewear, and outdoors company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The Company's brands include: Russell Athletic(R), JERZEES(R), Mossy Oak(R), Cross Creek(R), Discus(R), Moving Comfort(R), Bike(R), Spalding(R) and Dudley(R). The Company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.

Forward Looking Statement

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "continue", "could", "may", "plan", "project", "predict", "will" and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) economic conditions, including those specific to the retail industry and the distributor market of the Artwear channel; (b) inherent risks in the marketplace associated with new and expanded products and product lines; (c) significant competitive activity, including promotional and price competition; (d) changes in customer demand for our products; (e) price volatility of raw materials and increased operating expenses; (f) the ability to reduce expenses and control inventory levels, implement marketing and advertising programs, maintain levels of quality and service to our customers and to strengthen and expand relationships with our customers; (g) risks related to the Spalding acquisition and our overall acquisition strategy; and, (h) the risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

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